EXHIBIT 99.1

                                SUPPLEMENT II TO
                              TERMINATION AGREEMENT

                  THIS SUPPLEMENT II, made and entered into as of the 9th day of February, 1999, by and between Orphan Medical, Inc., a Minnesota corporation ("Orphan"), and Chronimed, Inc., a Minnesota corporation ("Chronimed").

                  WHEREAS, Orphan and Chronimed are parties to a Supplement to Termination Agreement dated December 7, 1998 (the "Supplement to Termination Agreement"), and a Termination Agreement dated June 27, 1997 (the "Termination Agreement"), which was entered into in order to terminate the following previous agreements: (i) Marketing and Distribution Agreement, dated as of July 2, 1994, as amended on December 22, 1995 and June 3, 1996; (ii) Security Agreement, dated as of July 2, 1994; and (iii) Services Agreement, dated as of July 2, 1994.

                  WHEREAS, pursuant to the Supplement to Termination Agreement, Orphan accelerated the issuance of shares of Orphan common stock (the "Common Stock") that would or may otherwise be issuable to Chronimed on December 31, 1998 and March 31, 1999 under the Termination Agreement by issuing to Chronimed on December 8, 1998 127,723 unregistered shares of Orphan's common stock, par value $.01 per share (the "Shares").

                  WHEREAS, Chronimed is the sole record and beneficial owner of the Shares.

                  WHEREAS, Chronimed now wishes to sell the Shares to Orphan on the terms and conditions set forth in this agreement, and Orphan wishes to purchase and redeem the Shares pursuant to such terms and conditions.

                  WHEREAS, upon the payment to Chronimed of the amounts contemplated in this Supplement II in consideration for the Shares, the parties agree that Orphan's obligations to Chronimed under the Termination Agreement, the Supplement to Termination Agreement and this Supplement II will be fully met.

                  NOW, THEREFORE, in consideration of the premises, the respective commitments and undertakings of Chronimed and Orphan set forth in this agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Orphan and Chronimed hereby agree as follows:

                  1. Purchase and Sale of Subject Shares. Chronimed hereby agrees to sell, assign and transfer the Shares to Orphan, and Orphan hereby agrees to purchase and redeem the Shares from Chronimed on the signing date of this Supplement II.

                  2. Purchase Price -- Amount. The total purchase price to be paid by Orphan to Chronimed for the Shares shall be an aggregate of Six Hundred Seventy Six Thousand Five Hundred Sixty Three Dollars ($676,563), such amount without interest and to be payable in accordance with the provisions of section 3.

                                                                   EXHIBIT 99.1


                  3. Purchase Price -- Manner of Payment. Orphan shall pay the purchase price in two installments, each by wire transfer to a bank account indicated by Chronimed as follows:

                  i. On the date hereof, Three Hundred Thirty Eight Thousand Two Hundred Eighty One Dollars and Fifty Cents($338,281.50); and

                  ii. On March 31, 1999, Three Hundred Thirty Eight Thousand Two Hundred Eighty One Dollars and Fifty Cents($338,281.50).

                  4. Representations and Warranties of Chronimed. As an inducement to Orphan to enter into Supplement II and to complete the purchase and sale contemplated hereunder, Chronimed represents and warrant as follows:

                  i. Chronimed is the sole record and beneficial owner of the Shares and the Shares have been validly issued and are fully paid and nonassessable shares;

                  ii. Proper corporate action has been taken by the Board of Directors of Chronimed to authorize its officers to execute this Supplement II and the other documents contemplated by this Supplement II and to otherwise carry out the terms of this Supplement II;

                  iii. The Shares will be transferred to Orphan on the date hereof free and clear of any adverse claim, liens, charges, encumbrances or other restrictions of any kind or nature; and

                  iv. Chronimed has the full power and capacity to transfer, assign and deliver the Shares to Orphan.

                  5. Representations and Warranties of Orphan. As an inducement to Chronimed to enter into Supplement II and to complete the purchase and sale contemplated hereunder, Orphan represents and warrants as follows:

                  i. Proper corporate action has been taken by the Board of Directors of Orphan to authorize the officers of Orphan to execute this Supplement II and the other documents contemplated by this Supplement II and to otherwise carry out the terms of this Supplement II; and

                  ii. Orphan has adequate funds to make all payments required hereunder.

                  6. Events at Signing. The purchase and sale of the Shares contemplated hereunder shall take place as of 9:00 a.m. on February 9, 1999, at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota 55402, or at such other time or place as may be subsequently mutually agreed to by Orphan and Chronimed.

                                                                   EXHIBIT 99.1


On the signing date, (i) Chronimed shall deliver to Orphan the stock certificate evidencing the Shares, which certificate shall have been duly endorsed in blank for transfer upon the books of Orphan, or accompanied by duly executed stock powers endorsed in blank, and (ii) Orphan shall pay Chronimed by wire transfer the payment described in section 3.i. above.

                  7. Effect of Supplement II.

                  i. Upon making the payment contemplated in section 3.i. above, Orphan shall be deemed to have met its obligation to Chronimed as of December 31, 1998 under paragraphs 2(b) and 2(c) of the Termination Agreement (except for the payment contemplated under section 3.ii. above). Upon making the payment contemplated in section 3.ii. above, Orphan shall have satisfied all of its obligations to Chronimed under paragraphs 2(b) and 2(c) of the Termination Agreement and no further payments of any kind shall be due to Chronimed under such paragraphs of the Termination Agreement.

                  ii. If Orphan fails to make the payment contemplated in section 3.ii. above, Chronimed shall have the rights contemplated under the Termination Agreement to collect any amounts due as of March 31, 1999 under paragraphs 2(b) and 2(c).

                  iii. Upon signing of this Supplement II, Paragraphs 2 and 3 of the Supplement to Termination Agreement shall be of no further force.

                  IN WITNESS WHEREOF, each of Orphan and Chronimed have caused this Supplement II to be executed and delivered by a duly authorized representative as of the date set forth in the first paragraph.


CHRONIMED, INC.                        ORPHAN MEDICAL, INC.


By  /s/ Norman A. Cocke                By  /s/ John H. Bullion
   -----------------------------          --------------------------------------

Its  Senior Vice President & CFO       Its  Chief Executive Officer
    ----------------------------           -------------------------------------